Exhibit 14.1 Code of Business Conduct and Ethics JANUARY 2020Exhibit 14.1 Code of Business Conduct and Ethics JANUARY 2020

# Table of Contents

Message from the CEO .................. 3

Vision, Mission and Principles ......... 4

Our Integrity .................................... 5

Compliance with Laws, Rules and Regulations..............6
Conflicts of Interest..................................................6
Data Privacy.............................................................7
Insider Trading .........................................................7
Accuracy of Books, Records and Public Reports ..........8
Honest and Ethical Fair Dealing ...................................8
Preventing Bribery and Corruption ..............................8
Gifts and Gratuities.....................................................9

Our Employees.............................10

Respect in the Workplace..........................................11
Health and Safety .....................................................11
Equal Employment Opportunity ..................................12
Harassment/Sexual Harassment Prevention ...............12
Combating Human Trafficking ....................................13
Protection and Proper Use of Corporate Assets .........13

Our Partners and the World...........14

Customer Relations and Quality Products ..................15
Antitrust and Anticompetition......................................15
Global Trade Compliance ...........................................16
Environment.............................................................17
Confidentiality ..........................................................18
Public Statements.....................................................18

Code of Conduct Administration ....19

How to Report an Issue ............................................20
Special Obligations for MKS Leaders..........................21
Administering the Code of Conduct ............................21
Waivers of the Code of Conduct ................................21

MESSAGE FROM THE CEO Here at MKS, we are [INSERT PHOTO committed to conducting OF CEO HERE] business with the highest standards of integrity— let’s all work together to ensure we are achieving this goal every day, with Our Code of Business Conduct and Ethics (the every interaction with “Code”) establishes our corporate standards of our customers, suppliers conduct for directors, officers and employees of and colleagues. MKS Instruments, Inc. and all of our subsidiaries (collectively, “MKS” or the “Company”). [Insert CEO name here] Chief Executive Officer and President This Code reflects our corporate values and is intended to promote the conduct MKS Instruments, inc. of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations and to deter wrongdoing. If you have any questions regarding our Code or its application to you in any situation, contact your manager, Human Resources representative or the Legal Department. MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 3MESSAGE FROM THE CEO Here at MKS, we are [INSERT PHOTO committed to conducting OF CEO HERE] business with the highest standards of integrity— let’s all work together to ensure we are achieving this goal every day, with Our Code of Business Conduct and Ethics (the every interaction with “Code”) establishes our corporate standards of our customers, suppliers conduct for directors, officers and employees of and colleagues. MKS Instruments, Inc. and all of our subsidiaries (collectively, “MKS” or the “Company”). [Insert CEO name here] Chief Executive Officer and President This Code reflects our corporate values and is intended to promote the conduct MKS Instruments, inc. of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations and to deter wrongdoing. If you have any questions regarding our Code or its application to you in any situation, contact your manager, Human Resources representative or the Legal Department. MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 3

VISION, MISSION AND PRINCIPLES [VISION, MISSION AND PRINCIPLES TO BE PROVIDED] MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 4VISION, MISSION AND PRINCIPLES [VISION, MISSION AND PRINCIPLES TO BE PROVIDED] MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 4

Our IntegrityOur Integrity

OUR INTEGRITY

## Compliance with Laws, Rules and Regulations

It is critical that all of us—employees, officers and directors—comply with all laws, rules and regulations applicable to the Company wherever we do business. This requires us to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations. In situations where you may be uncertain about the right decision or course of action, ask for advice from your manager, Human Resources or the Legal Department.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees or directors, promptly report the matter to Company management or through the MKS Compliance Hotline (see ***"How to Report an Issue"*** below for additional information).

It is most efficient for MKS to address matters internally. However, you should feel free to report any illegal activity, including any violation of any federal, state or foreign law to the appropriate regulatory authority. This Code will not prohibit you from participating or assisting in any government proceeding or investigation.

> A conflict of interest can arise whenever you take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

## Conflicts of Interest

It is important that we all refrain from engaging in any activity or having a personal interest that presents a real or potential "conflict of interest." A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively. While we can't describe all activity that could create a conflict of interest, some common examples of potential conflicts include:

- **Financial Interests.** It may be a conflict if an employee or a family member has a financial interest in a company that does business or competes with MKS or could otherwise affect MKS' business.
- **Outside Employment or Consulting Services.** Employees and officers should not work for or consult with any company or business that competes with MKS or does a material amount of business with MKS, or otherwise creates the appearance of a conflict of interest, or that negatively impacts your work for MKS. Directors should not perform services for a significant competitor, or any other company that creates a material conflict of interest.
- **Outside Board Service.** Employees may not serve on the board of directors of any for-profit company unless approved in advance by the MKS Legal Department. Directors should not serve as a director for a significant competitor, or any other company that creates a material conflict of interest.
- **Personal Relationships.** Working with relatives or others with whom an employee has close personal relationships can, in some instances, present a conflict of interest. Employees may not supervise, review or influence the job evaluation of any immediate family members unless the situation has been approved in advance by the MKS Chief Human Resources Officer. We want to avoid situations where loyalty to another individual may impair objective decision making, internal controls, or increase the risk of unauthorized exchange of confidential information.

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OUR INTEGRITY

- **Use MKS' Name, Property, or Confidential Information.** You should not use the name, property, proprietary or confidential information or goodwill of MKS or any of its partners for personal gain or for the gain of others.

Before you engage in any activity described above, or any other activity that could be seen as a potential conflict of interest, you must contact the MKS Legal Department for prior approval.

## Data Privacy

As a global business, MKS is subject to various data privacy laws and regulations. We collect and process personal data as needed or appropriate for business purposes. We take reasonable measures to safeguard the security and confidentiality of company records containing personal data. We believe that the safeguarding of personal data helps maintain trust in MKS and its products and services.

MKS has adopted a ***Global Data Privacy Policy***, which provides rules and principles to ensure the safe handling of personal data across the organization. This policy is available on the Company's electronic policy database and on the Legal Department's MKS Insight page. We have also adopted and maintain the MKS Employee Data Privacy Notice, providing MKS employees with information regarding the personal data that we might process before, during and after employment. In addition, we publish our Privacy Statement on our websites, setting forth our policies for the collection of personal data through our websites, product inquiry and ordering process. As MKS employees, we have an obligation to understand and adopt procedures to ensure compliance with applicable data privacy laws around the world.

Employees, who may have access to personal data, receive annual training about data privacy and should report any actual or suspected data privacy breaches to the MKS Legal Department. If you have any questions or concerns regarding our data privacy policies and procedures, contact privacy@mksinst.com



## Insider Trading

All MKS employees are prohibited by law and our policy from trading in securities of MKS or other companies if they have material non-public information about MKS or such other companies—including our suppliers and customers. Employees are also prohibited from communicating such information to others who might trade on the basis of that information. Material non-public information is defined as any non-public information that, if disclosed, would influence an investor's decision regarding the Company's securities. To help ensure that employees do not engage in prohibited insider trading and to avoid even the appearance of an improper transaction, MKS has adopted an ***Insider Trading Policy***, which is available on the Company's electronic policy database or on the Legal Department's MKS Insight page.

If an employee is uncertain about the constraints on the purchase or sale of any Company securities or the securities of any other company that is familiar by virtue of employment with MKS, the employee should consult with the Legal Department before making any such purchase or sale.

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OUR INTEGRITY

## Accuracy of Books, Records and Public Reports

Accurate information is essential to the Company's ability to meet legal and regulatory obligations. That's why we value every employee's commitment to accurately reporting all business transactions. The accuracy of our records and reports ensure that our public reporting is correct. For example:

- All Company books, records and accounts must be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record.
- The financial statements of the Company must conform to generally accepted accounting rules and the Company's accounting policies.
- No undisclosed or unrecorded account or fund may be established for any purpose.
- No false or misleading entries may be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property may be made without adequate supporting documentation.

It is MKS' policy to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

## Honest and Ethical Fair Dealing

We should always endeavor to deal honestly, ethically and fairly with our suppliers, customers, competitors and employees. Statements regarding MKS products and services must not be untrue, misleading, deceptive or fraudulent. We must never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

## Preventing Bribery and Corruption

As a global company, we take our obligation to comply with international anti-corruption laws seriously. Bribes and kickbacks are criminal acts, strictly prohibited by law. You may never offer, give, solicit or receive any form of bribe or kickback. You may never directly or indirectly offer or make a corrupt payment to foreign government officials, including employees of state-owned enterprises, foreign political parties or candidates, or public international organizations.

MKS has adopted ***Anti-Corruption Policy and Procedures*** to educate our employees, channel partners and other agents regarding their obligations under these anti-corruption laws—which include, for example, the US Foreign Corrupt Practices Act and the UK Bribery Act—and to help ensure compliance with these laws. Our policy prohibits payments or anything of value to improperly influence someone to act or refrain from acting in a way that benefits MKS. The complete ***Anti-Corruption Policy and Procedures*** are posted to the Company's electronic policy database and the Legal Department's MKS Insight page.



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OUR INTEGRITY

## Gifts and Gratuities

At MKS, we want to avoid even the appearance of impropriety in our business dealings, and this includes the exchange of gifts and gratuities. The Company's ***Anti-Corruption Policy and Procedures***, which are posted to the Company's electronic policy database and the Legal Department's MKS Insight page, provides detailed guidance about permissible gifts and prohibited activities.

We will not use Company funds or assets for gifts, gratuities or other favors to employees, officers, directors or government officials, except to the extent such gifts are in compliance with applicable law, nominal in amount, not given in consideration or expectation of any action by the recipient and are compliant with corporate disclosure and record-keeping requirements. In general, promotional gifts of nominal value (generally under US $50) may be given as a courtesy or to promote goodwill. Promotional gifts in excess of US $50 (or a series of gifts within a year to employees of the same organization in excess of US $500) require advanced approval from your Country or Regional Finance Director, the Legal Department or the Human Resources department.

In addition, we should not accept, or permit, any member of our immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of nominal value. If you receive any gifts that are not of nominal value, immediately return those gifts and report it to your manager or the MKS Legal Department. If immediate return is not practical, turn the gifts over to MKS for charitable disposition or such other disposition as the Company believes appropriate.



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Our EmployeesOur Employees

OUR EMPLOYEES

## Respect in the Workplace

Together, we can solve our customer's most challenging problems—but only if we maintain an environment where all voices are heard and valued. To attract and build teams that thrive, collaborate and innovate, we are committed to ensuring a working environment built on mutual respect, support and accountability. We share collective responsibility for promoting a positive work environment. We look to you to ensure that we maintain a culture of inclusion, diversity, collaboration, fairness and respect.

## Health and Safety

Well-trained and aware employees are our best defense against preventable accidents. We emphasize individual responsibility for safety by all employees and at all levels of management. We believe every employee adds value to our team by reporting potential safety hazards and issues and we value your partnership in implementing solutions. We need your help to achieve these goals. We welcome, encourage and support your participation in our health and safety programs. Together, we can help foster a safe and healthy workplace as we continue to provide quality products as a responsible neighbor in our communities.

We strive to conduct all business activities in a safe and responsible manner that respects our employees, customers, the environment, the global community and adheres to the laws where we operate. Environmental, health and safety considerations are fundamental to our business practices. Our goal is to ensure that all employees of MKS understand, promote and assist in the implementation of this policy, and to follow these principles:

- We will work to eliminate unsafe conditions in our workplaces, to prevent the occurrence of work-related injuries, illnesses and property losses.
- We are all responsible for performing our job activities in a safe and reasonable manner in accordance with safety training, job-specific instructions, and applicable EHS regulations.
- Any reported unsafe conditions and incidents will be investigated and corrected to our fullest ability.

We need your help to achieve these goals. We welcome, encourage and support your participation in our health and safety programs. Together, we can help foster a safe and healthy workplace . . .

- You will promptly report to your manager any occupational injury or illness.
- In the event of the occurrence of an occupational injury or illness to an employee, we will provide prompt medical care, prompt access to fair and appropriate benefits and a return to gainful employment whenever possible.
- Our management team will be measured by their understanding, support and implementation of our health and safety programs.
- We will comply with all applicable EHS regulatory requirements.
- We will work together with our employees, customers, communities and other interested parties to continuously improve our health and safety programs.
- We will set and review health and safety goals and objectives with respect to protecting our employees from injury and illness.

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OUR EMPLOYEES

To maintain a safe work environment, every employee is expected to ensure their performance is not impacted by the use of alcohol, marijuana (where legalized), illegal drugs or prescription or over the counter medication that may impact your performance. Moderate alcohol consumption is permitted at company-sponsored events.

## Equal Employment Opportunity

MKS is committed to providing fair and equal opportunity for employment and advancement to all employees of the Company and applicants. Your cooperation and participation are essential for us to achieve this.

MKS recruits, transfers, assigns, promotes and compensates employees based on qualifications, merit, and capability. Our employment practices are not influenced by an applicant's or employee's race, color, creed, religion, sex (including pregnancy), national origin, citizenship status, sexual orientation, age, gender identity, marital status, veteran or disability status, genetic information or any other characteristic protected by law.

MKS will treat health information with the utmost confidentiality, although disclosures may be required under legislative, regulatory, or court requirements. Each situation will be evaluated on an individual basis, taking into consideration an employee's health and job responsibilities.

This policy governs all aspects of recruiting, hiring, training, on-the-job treatment, Company-sponsored activities, promotion, transfer, termination, and all other terms and conditions of employment.

Any employee who believes he or she has experienced employment discrimination based on any of these factors should report the matter to a manager, Human Resources representative or the Legal Department. MKS will not tolerate retaliation against an employee who makes a good faith report of discrimination.

We believe in equal employment opportunity for all. Your cooperation and participation are essential for us to achieve this.

## Harassment/Sexual Harassment Prevention

MKS is committed to providing a work environment that is free from harassment based on race, color, religion, gender, sexual orientation, gender identity, national origin, age, disability, marital status, veteran status, pregnancy, genetic information or any other characteristics protected by law. This includes sexual harassment.

To ensure a productive and positive work environment for all employees, MKS will not tolerate any form of harassment from any employee on the job, including members of the management team, fellow employees, or by non-employees such as customers, clients, visitors, vendors or contractors. Even if certain activities do not break the law, an act may still be considered harassment. Harassment is not tolerated, whether on Company property, while traveling on Company business, at a customer or vendor site, or at a Company function. The object of perceived harassment as well as the perceived harasser may be of any gender and does not have to be of the opposite sex.

See ***Employee Handbook*** for more information and resources about harassment.



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OUR EMPLOYEES

## Combating Human Trafficking

MKS has adopted a zero-tolerance policy related to human trafficking and forced labor in any form for its employees, contractors, suppliers and agents. The policy prohibits engaging in trafficking in persons, using forced labor, tampering with or denying access to identification and immigration records, and fraudulent or otherwise illegal recruiting practices. The complete ***Statement on Combating Human Trafficking*** is posted to the Company's website and is also available from the MKS Legal Department.

## Protection and Proper Use of Corporate Assets

Our employees are our greatest safeguard for protecting MKS assets. Hard work and attention will ensure we do not risk loss of our valuable corporate assets. We rely on our employees to ensure that:

- the Company's assets and services are used solely for legitimate business purposes of the Company and not for any personal benefit;
- the Company's legitimate interests are advanced;
- no one takes as a personal opportunity any opportunity discovered through work for MKS; and
- no one uses property of MKS for any personal activity



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Our Partners and the WorldOur Partners and the World

OUR PARTNERS AND THE WORLD

## Customer Relations and Quality Products

Our success is built on our dedication to deliver the best possible service to our customers, and we strive to always treat our customers in a courteous and respectful manner. We're proud of the reputation our organization has earned for manufacturing products of the highest quality. To continue this growth and commitment to the highest quality, we need you to be aware of the importance that quality plays in the Company's stability and future development. MKS is committed to the concept of "zero defects"—doing things right the first time.

## Antitrust and Anticompetition

At MKS, we have achieved our position as a market leader by outperforming the competition, honestly and fairly. Antitrust and anticompetition laws prevent inappropriate activities to preserve a market dynamic that encourages innovation. We are committed to ensuring that we operate ethically and in compliance with all applicable antitrust and anticompetition laws.

When communicating with competitors, employees should never discuss any or agree on any of the following, without the prior guidance and approval of the MKS Legal Department:

- pricing or terms of sale (such as discounts or promotions)
- costs (such as bill of materials details or discounts)
- territories (such as division of territories, markets or customers)
- supply or production (such as restricting or increasing supply, production or services); or
- boycotts (such as refusing to sell to or buy from a particular company)

MKS is committed to the concept of "zero defects" —doing things right the first time.

With respect to suppliers and customers, employees should never take any of the following actions without prior guidance and approval from the MKS Legal Department:

- refusal to deal with a partner for anticompetitive purposes
- requiring customers to "bundle" their purchases of certain MKS products with other MKS products
- restricting a customer from buying a competitor's products
- prohibiting a supplier from engaging in legitimate transactions with our competitors or customers

It is important to remember that a supplier in one market can be a competitor in another. Also, because MKS channel partners buy from MKS for sale to others, they are both customers and competitors, so we should never dictate their prices or other economic terms of sale.

As a global company, our business activities are subject to competition and fairness laws in the U.S. and all the places around the globe where we operate. Because these laws are complex, it is important that you recognize activities that could create issues and involve the MKS Legal Department to help guide you.

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OUR PARTNERS AND THE WORLD Global Trade Compliance As a global company, it is vitally important to our business and success to The risks are significant. Failure to follow global trade laws can result in comply with all global trade, such as import, export, and sanctions laws and severe fines and penalties against MKS. Non-compliance can damage our regulations. Each and every one of us is responsible for ensuring that our public reputation, and our business operations may be disrupted. Global commercial relationships, transactions, and business activities are consistent Trade Compliance is so important to you and to the success of MKS that with MKS global trade compliance policies as well as the global trade laws of the every employee must take an annual training to ensure full understanding United States and all other countries where we conduct business. Our employees of his/her responsibilities. may not take actions intended to evade or avoid these laws or policies, and we You are empowered, without fear of retaliation, to report any global trade activity expect the same compliance commitment from our business partners (suppliers, that might put MKS at risk. Use good judgment and common sense in the course channel partners, consultants, etc.). of your day-to-day activities and as the need arises, refer to our global trade Our trade compliance policies are found in the Company’s electronic compliance policies and procedures for guidance. The Global Trade Compliance policy database or at the Global Trade Compliance MKS Insight page. Our team may be contacted for help with any trade-related issue. global trade compliance policies and procedures cover many trade topics, including embargoed or sanctioned countries, “red flag” awareness, and licensing procedures. MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 16OUR PARTNERS AND THE WORLD Global Trade Compliance As a global company, it is vitally important to our business and success to The risks are significant. Failure to follow global trade laws can result in comply with all global trade, such as import, export, and sanctions laws and severe fines and penalties against MKS. Non-compliance can damage our regulations. Each and every one of us is responsible for ensuring that our public reputation, and our business operations may be disrupted. Global commercial relationships, transactions, and business activities are consistent Trade Compliance is so important to you and to the success of MKS that with MKS global trade compliance policies as well as the global trade laws of the every employee must take an annual training to ensure full understanding United States and all other countries where we conduct business. Our employees of his/her responsibilities. may not take actions intended to evade or avoid these laws or policies, and we You are empowered, without fear of retaliation, to report any global trade activity expect the same compliance commitment from our business partners (suppliers, that might put MKS at risk. Use good judgment and common sense in the course channel partners, consultants, etc.). of your day-to-day activities and as the need arises, refer to our global trade Our trade compliance policies are found in the Company’s electronic compliance policies and procedures for guidance. The Global Trade Compliance policy database or at the Global Trade Compliance MKS Insight page. Our team may be contacted for help with any trade-related issue. global trade compliance policies and procedures cover many trade topics, including embargoed or sanctioned countries, “red flag” awareness, and licensing procedures. MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 16

OUR PARTNERS AND THE WORLD Environment Our management team plays a crucial role in the success of our commitment to environmental compliance. Management has a leadership role in providing training, enforcement and direct support to ensure that environmental concerns are openly communicated and that any concern is addressed in a timely manner. We are committed to: Operating our business in an environmentally and socially ¬ responsible manner. Conserving natural resources and reducing the environmental ¬ burden of waste generation and emissions to the air, water and land. Focusing on continuous improvement methodologies to develop ¬ environmentally compatible products and processes. Striving to be leaders in reducing, reusing and recycling and ¬ ensuring that any waste remaining is properly disposed of in a safe and environmentally sound manner. Working together with our employees, customers, communities ¬ and other interested parties to continuously improve our environmental programs. Setting and reviewing environmental goals and objectives with ¬ respect to protecting our employees from injury and illness. Establishing and maintaining appropriate controls, to ensure that ¬ this policy is being followed. MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 17OUR PARTNERS AND THE WORLD Environment Our management team plays a crucial role in the success of our commitment to environmental compliance. Management has a leadership role in providing training, enforcement and direct support to ensure that environmental concerns are openly communicated and that any concern is addressed in a timely manner. We are committed to: Operating our business in an environmentally and socially ¬ responsible manner. Conserving natural resources and reducing the environmental ¬ burden of waste generation and emissions to the air, water and land. Focusing on continuous improvement methodologies to develop ¬ environmentally compatible products and processes. Striving to be leaders in reducing, reusing and recycling and ¬ ensuring that any waste remaining is properly disposed of in a safe and environmentally sound manner. Working together with our employees, customers, communities ¬ and other interested parties to continuously improve our environmental programs. Setting and reviewing environmental goals and objectives with ¬ respect to protecting our employees from injury and illness. Establishing and maintaining appropriate controls, to ensure that ¬ this policy is being followed. MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 17

OUR PARTNERS AND THE WORLD

## Confidentiality

We must all be committed to maintaining the confidentiality of information entrusted to us by the Company or other companies, including our suppliers and customers. Unless disclosure is authorized by Company management or legally mandated, unauthorized disclosure of any confidential information is prohibited. Additionally, we must take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is only communicated within the Company to employees who have a need to know such information to perform their responsibilities for the Company.

To protect the confidentiality of the Company's research and development of products and markets, and that of our partners, our employees and officers sign a confidential information agreement (or an equivalent agreement) as a condition of employment. By signing this agreement, you agree, among other things, that:

- You will not disclose or in any other way make use of trade secrets or confidential information of the Company or partners;
- All files, records, drawings, notes and other documents will be and will remain the property of the Company; and
- All inventions, improvements, or discoveries related to the Company's business that you make while employed by the Company shall be and shall remain the property of the Company.

You may request a copy of the confidential information agreement from Human Resources.

MKS employees may also be subject to contractual restrictions from a prior employer. This may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations. All MKS employees should be aware of, and abide by, any restrictions that apply to them.

In addition, any inquiries or reference requests regarding former MKS employees may only be given by members of the Human Resources department. Managers and former colleagues should refrain from providing any comment, and should forward any of these inquiries to their Human Resources representative.

> We must all be committed to maintaining the confidentiality of information entrusted to us by the Company or other companies.

## Public Statements

No one—other than the Company's authorized spokespersons—may discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and only after an appropriate confidentiality agreement is in place.

This applies to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses on behalf of the Company to inquiries must be made only by the Company's authorized spokespersons—the Chief Executive Officer, Chief Financial Officer, Vice President of Corporate Marketing, Vice President of Investor Relations or General Counsel. If you receive any inquiries of this nature, simply decline to comment and refer the inquirer to one of the Company's authorized spokespersons.

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Code of Conduct AdministrationCode of Conduct Administration

CODE OF CONDUCT ADMINISTRATION

## How to Report an Issue

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. If you know or believe that any employee, officer, director or representative of the Company has engaged or is engaging in conduct that violates this Code, you should report this information to your manager, a Human Resources representative, or to the MKS Legal Department. If the matter relates to accounting or public reporting issues, concerns or complaints may also be communicated directly to the CFO or any member of the Audit Committee of the Board of Directors.

You may also report any violations or suspected violations of this Code, on a confidential basis, through the MKS Compliance Hotline:

- Toll-free telephone at 1-800-826-6762 (***click here*** for local access codes when calling from outside of the U.S.) or
- online at mksinst.alertline.com.

While we encourage you to identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may report violations anonymously if you wish (unless anonymous reports are prohibited by local law[1]).

You may make a report without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports conduct in good faith, whether or not such information is ultimately proven to be correct.

Concerns and complaints under this Code of Conduct will be forwarded to the Chief Financial Officer, the Chief Human Resources Officer and the General Counsel for appropriate assessment. Depending on the nature of the complaint, the appropriate officer or officers will evaluate the information to determine whether an investigation is warranted and initiate the investigation if appropriate.



Matters relating to questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters will be reported to the Company's Audit Committee of the Board of Directors unless determined not to be credible or material. Matters relating to any executive officer or director of the Company will be reported to the Company's Board of Directors.

The appropriate officer or officers (or the Board or Audit Committee, if appropriate) will conduct an investigation, authorize follow-up actions deemed appropriate, determine whether a violation has occurred, and determine any appropriate disciplinary action.

All employees should cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code and any failure to cooperate may result in disciplinary action, up to and including a discharge.

1 Anonymous reports generally are not permitted in countries in the European Union (EU) in which the Company conducts operations. For employees located in the EU, you must identify yourself when making a report, unless you are reporting a criminal activity or a concern or complaint regarding accounting or auditing matters. If anonymous reports are made contrary to local laws, the Company may not be able to adequately investigate or address the matter.

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CODE OF CONDUCT ADMINISTRATION

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution, as appropriate under applicable law. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution.

## Special Obligations for MKS Leaders

MKS leaders are expected to create and reinforce a culture of compliance, and an atmosphere where employees are encouraged to identify any issues relating to our integrity or ethics. Leaders are expected to lead by example and ensure that MKS' ethical standards and reputation are not compromised.

MKS is counting on you to reinforce our corporate values. Any manager who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, will be subject to disciplinary action, up to and including discharge.

## Administering the Code of Conduct

The Company may amend, alter or terminate this Code at any time for any reason. The most current version of this Code is posted on our website.

If any provision of this Code is inconsistent or conflicts with any employee rules, requirements, policies or procedures or any applicable laws and regulations in effect in a particular jurisdiction, then the employee rule or local law will supersede such provision. This Code is also subject to the terms of any applicable agreement between the Company and any employee, works council, trade organization or similar employee representative body.

## Waivers of the Code of Conduct

While most of the policies contained in this Code are intended to be strictly followed, there may be some circumstances in which it is appropriate for an exception to be made. If you believe that an exception to any of these policies is appropriate in your case, first contact your manager. If the manager agrees that an exception is appropriate, the manager will need to obtain the approval of the General Counsel. The General Counsel will maintain a record of all requests for exceptions to any of these policies and the disposition of such requests.

If you are an executive officer or director who seeks an exception to any of these policies, contact the General Counsel. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or NASDAQ regulation.



MKS CODE OF BUSINESS CONDUCT AND ETHICS | COMPANY CONFIDENTIAL JANUARY 2020 | 21